Exhibit 99.1

For Immediate Release

CONTACT: James M. Harrison, President or Michael A. Correale, Chief Financial Officer Party City Holdings Inc. 914-345-2020

Party City Holdings Inc. Announces Retail Sales

For Five-week Halloween Season Ended November 2, 2013.

ELMSFORD, NEW YORK November 13, 2013 — Party City Holdings Inc. (“the Company”), America’s largest retailer of party goods, today announced its retail sales results for the five-week Halloween season ended November 2, 2013. The Company’s retail sales include sales under its retail banners, Party City (including the Company’s Canadian locations and recently acquired and rebranded iParty stores), Halloween City, Party City.com and Party Delights.

Retail sales for the five-week period ended November 2, 2013 totaled $395 million and were $38 million or 10.6% higher than retail sales for the five-week period ended November 3, 2012. Sales during the 2012 Halloween season were adversely impacted by an estimated $10 million as a result of Super Storm Sandy during the all-important Halloween weekend shopping period.

During the five-week Halloween season of 2013, the Party City brand (including domestic e-commerce sales and all permanent stores operated by Party City during both the 2013 and 2012 Halloween seasons) experienced a 7.1% comp sales increase. The iParty stores, which were acquired and rebranded to Party City in 2013, experienced a 29.9% comp sales increase over the former iParty stores’ 2012 sales, principally due to the re-branding and re-merchandising of the stores to the Party City format. Our pro forma comp sales, which aggregate the sales for the Party City brand and rebranded former iParty stores, increased 8.3% over 2012. The domestic e–commerce sales included in our brand comp increased by 5.4% compared to the 2012 Halloween selling season. E–commerce sales in 2012 were not meaningfully impacted by Super Storm Sandy. Lastly, our average sales per temporary Halloween City store increased by 3.0% compared to the average during the 2012 five-week Halloween selling season.

During the five-week period ended November 2, 2013, the Company operated 665 Party City stores (including 54 former iParty locations), as compared to 594 Party City stores in 2012. In addition to its network of permanent stores, the Company operated 350 temporary Halloween stores (including Canadian locations) in 2013, as compared to 421 in 2012.

About Party City Holdings Inc.

Party City Holdings Inc. designs, manufactures, contracts for manufacture and distributes party goods throughout the world, including paper and plastic tableware, metallic and latex balloons, accessories, novelties, Halloween costumes, other garments, gifts and stationery. In addition, the Company provides More Party for Less through the operation of retail party superstores in the United States and Canada, principally under the names Party City and Halloween City, and through its e-commerce websites, which principally operate under the domain name partycity.com. The Company also franchises both individual stores and franchise areas throughout the United States and Puerto Rico, principally under the name Party City.

Certain matters discussed in this press release may constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, our ability to compete effectively in a competitive industry, fluctuations in commodity prices, our ability to appropriately respond to changing merchandise trends and consumer preferences and successful implementation of our store growth strategy. In light of these risks, uncertainties and assumptions, the forward-looking statements and circumstances discussed in this press release may not occur and actual results could differ materially from results predicted, and reported results, including the five-week Halloween season sales reporting in this press release, should not be considered an indication of future performance. Please see our filings with the Securities and Exchange

Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.